Exhibit 99.5

FOR IMMEDIATE RELEASE

AMERICAN STRATEGIC INVESTMENT CO. ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING FOR COMMON STOCK

NEW YORK, January 24, 2023 – American Strategic Investment Co. (NYSE: NYC) (“NYC” or the “Company”) announced today that it commenced an offering of shares of its Class A common stock, par value $0.01 per share (the “Common Stock”) through a rights offering (the “Rights Offering”).

The Company distributed to all holders of record of its Common Stock, as of 5:00 p.m., Eastern Time, on January 12, 2023 (the “Record Date”), for each share of the Common Stock held as of the Record Date, one non-transferable subscription right to purchase 0.20130805 of a share of Common Stock, at a subscription price of $12.95 per whole share, on such terms and subject to such conditions as may be required to comply with any applicable New York Stock Exchange ("NYSE") rules and regulations. The Company will not issue fractional shares of Common Stock. Any fractional shares of the Common Stock that would remain after the exercise of the subscription rights will be rounded down to the nearest whole share, and any excess payments in respect thereof will be returned.

Holders of at least five shares of Common Stock as of the Record Date will have the opportunity to participate in the Rights Offering and subscribe for newly issued shares of Common Stock in proportion to their respective ownership amount as of the Record Date. To the extent that not all holders fully exercise their rights, those holders that do fully exercise will also have the option to purchase additional shares through an oversubscription option. The availability of the over subscription option is subject to certain terms and restrictions set forth in the prospectus supplement.

The Company intends to use the net proceeds from the Rights Offering for general corporate purposes, which may include purchases of additional properties and businesses or other assets including those that generate non-REIT qualifying income, consistent with its business plan.

The Rights Offering will expire at 5:00 p.m., Eastern Time, on February 22, 2023, unless extended by the Company. The Company reserves the right to amend or terminate the Rights Offering at any time prior to its expiration date.

The shares of Common Stock to be issued upon exercise of the subscription rights will be listed for trading on the NYSE under the symbol “NYC.” The subscription rights are non-transferable and the Company will not be listing the subscription rights on the NYSE or any other national securities exchange.

The Company expects that Georgeson LLC, the information agent for the Rights Offering, will mail rights cards and a copy of the prospectus supplement (and accompanying base prospectus) for the Rights Offering to holders of record of Common Stock as of the Record Date beginning on or about January 23, 2023. Holders of shares of Common Stock held in “street name” through a brokerage account, bank or other nominee will not receive physical rights cards and must instruct their broker, bank or other nominee whether to exercise subscription rights on their behalf. For any questions or further information about the Rights Offering, please call Georgeson LLC, the information agent for the Rights Offering, at (866) 391-7007.

Neither the Company nor its Board of Directors has made or will make any recommendation to holders regarding the exercise of the subscription rights. Holders should make an independent investment decision about whether or not to exercise their subscription rights based on their own assessment of the Company’s business and the Rights Offering.

The offering of the Common Stock pursuant to the Rights Offering is being made pursuant to the Company’s existing effective shelf registration statement on Form S-3 (Reg. No. 333-248121) on file with the Securities and Exchange Commission (the “SEC”) and a prospectus supplement (and the accompanying base prospectus dated September 14, 2020) filed with the SEC on January 23, 2023.

The information herein is not complete and is subject to change. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any offer, solicitation or sale of any securities of the Company in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. This document is not an offering, which can only be made by the prospectus supplement (and the accompanying base prospectus), which contains information about the Company and the Rights Offering, and should be read carefully before investing.

B. Riley Securities is acting as the dealer manager in connection with the Rights Offering.

About the Company

American Strategic Investment Co. owns a portfolio of high-quality commercial real estate. Additional information about NYC can be found on its website at AmericanStrategicInvestment.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the anticipated benefits of the Company’s election to terminate its status as a real estate investment trust, (b) the Company’s ability to launch the Rights Offering as expected, (c) whether stockholders of record will exercise their subscription rights to purchase Common Stock and the amount subscribed, (d) whether the Company will be able to successfully acquire new assets or businesses, (e) the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants, and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environment, (f) the fact that the Company had to restate or revise certain of its historical financial statements and has identified a material weakness in its internal controls over financial reporting and (g) that any potential future acquisition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022 and all other filings with the SEC after that date including but not limited to the subsequent Quarterly Reports on Form 10-Q, Amendments to Quarterly Reports on Form 10-Q/A and Current Reports on Form 8-K, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063